Exhibit 4.1
SECOND AMENDMENT TO
RIGHTS AGREEMENT
     This SECOND AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of February 23, 2009 between Tier Technologies, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the “Rights Agent”).
W I T N E S S E T H
     WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated January 10, 2006 (the “Original Agreement”);
     WHEREAS, on July 12, 2007, the Company and the Rights Agent amended the Original Agreement to modify the definition of “Acquiring Person” set forth therein and to make a corresponding modification to Section 3(a), in each case so as to increase the 10% threshold described in those provisions to a 15% threshold (the “First Amendment”); and
     WHEREAS, the Company and the Rights Agent wish to further amend the Original Agreement, as amended by the First Amendment, to modify the definition of “Acquiring Person” set forth therein and to make a corresponding modification to Section 3(a), in each case so as to increase the 15% threshold described in those provisions to a 25% threshold;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Section 1(a) of the Original Agreement, as amended by the First Amendment, shall be deleted in its entirety and the following Section 1(a) shall be substituted therefor:
     (a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (x) no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 25% or more of the shares of Common Stock of the Company then outstanding; provided, however that if a Person shall become the Beneficial Owner of 25% or more of the shares of Common Stock of the Company then outstanding as the result of an acquisition of Common Stock by the Company and shall, following written notice from, or public disclosure by the Company of such share purchases by the Company become the Beneficial Owner of any additional Common Stock of the Company and shall then beneficially own 25% or more of the shares of Common Stock then outstanding, then such Person shall be deemed to be an “Acquiring Person” and (y) if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the

Board of Directors), but in any event within 15 Business Days, following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an “Acquiring Person.”
     2. Section 3(a) of the Original Agreement, as amended by the First Amendment, shall be deleted in its entirety and the following Section 3(a) shall be substituted therefor:
     (a) Until the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. With respect to certificates for the Common Stock outstanding as of the close of business on the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for the Common Stock and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (i) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee benefit plan or arrangement, or upon the exercise, conversion or exchange of securities granted or issued by the Company prior to the Distribution Date, and (ii) may, in any other case, if deemed necessary or appropriate by the Board, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (x) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (y) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Sections 11(i) or 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.
     3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     4. This Amendment shall for all purposes be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:		TIER TECHNOLOGIES, INC.

By:	/s/ Keith S. Omsberg	By:	/s/ Ronald L. Rossetti

Name:	Keith S. Omsberg	Name:	Ronald L. Rossetti
Title:	Vice President, General Counsel and Secretary	Title:	Chief Executive Officer and Chairman of the Board of Directors

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Susan Silber	By:	/s/ Herbert J. Lemmer

Name:	Susan Silber	Name:	Herbert J. Lemmer
Title:	Assistant Secretary	Title:	Vice President

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